Consent of Independent Registered Public Accounting Firm

To the Board of Directors of Mutual of America Life Insurance Company and

Contract Owners of Mutual of America Separate Account No. 2:

We consent to the use of our report dated April 29, 2021, with respect to the financial statements of the subaccounts that comprise the Mutual of America Separate Account No. 2, and the related notes (collectively, the financial statements), included herein and to the references to our firm under the headings “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information included in Form N-4.

New York, New York

April 29, 2021